 EXHIBIT 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: kirsten@lhai-sf.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES FISCAL 2006
THIRD QUARTER RESULTS

Salt Lake City, Utah, March 30, 2006: Schiff Nutrition International, Inc. (formerly Weider Nutrition International, Inc.), (NYSE: WNI), today announced results for the fiscal 2006 third quarter and nine months ended February 28, 2006.

Schiff Nutrition’s net sales were $49.6 million for the three months ended February 28, 2006, compared to $45.2 million for the same period in fiscal 2005. For its fiscal 2006 third quarter, Schiff Nutrition reported net income of $3.2 million, or $0.12 per share, compared to $1.2 million, or $0.05 per share, for the same period a year ago.

Schiff Nutrition’s net sales were $133.1 million for both the nine months ended February 28, 2006, and the comparable period in fiscal 2005. For the first nine months of fiscal 2006, Schiff Nutrition reported net income of $9.7 million, or $0.36 per share, compared to $8.4 million, or $0.32 per share, for the same period a year ago.

Bruce Wood, President and Chief Executive Officer, stated, “We were encouraged by our overall 9.9 percent sales increase versus the year ago quarter, driven by our 29 percent increase in branded sales. At the same time, we experienced improvement in our gross margin, which along with the strong sales increase, contributed to the significant increase in earnings.”

Wood continued, “We were also pleased with initial marketplace reaction to our Move Free® Advanced Formula launch during the quarter, based on our sales results and consumer point of sale data. Move Free Advanced has reached the retail shelves of many of our customers. We initiated marketing support of the Move Free Advanced Formula in February, and we expect the level of investment to accelerate in the fiscal fourth quarter. We remain confident that our continued strategic focus on profitable branded growth will positively impact fiscal 2007 and beyond.”

Conference Call Information

Schiff Nutrition International will hold a conference call today, March 30 at 11 a.m. ET. The U.S. domestic access number is 866-700-0133. International participants should dial 617-213-8831. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 79135655. The telephone replay will be available through April 3, 2006.

About Schiff Nutrition

Schiff Nutrition International, Inc. (formerly Weider Nutrition International, Inc.) develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the inability to successfully launch Move Free Advanced, customer and consumer acceptance of Move Free Advanced, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products), the mix between branded and private label products and our ability to grow branded sales, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action, the inability to obtain product liability insurance, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).

- Tables to Follow -

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2006	2005	2006	2005

Net sales	$49,641	$45,185	$133,114	$133,148
Cost of goods sold	32,709	30,988	92,263	86,105

Gross profit	16,932	14,197	40,851	47,043
Operating expenses:
Selling and marketing	8,527	7,736	20,603	21,093
Other operating expenses	4,157	3,578	10,834	12,497
Total operating expenses	12,684	11,314	31,437	33,590

Income from operations	4,248	2,883	9,414	13,453
Other income (expense), net	502	37	2,756	(149)
Income from continuing operations before income taxes	4,750	2,920	12,170	13,304
Income taxes	1,561	1,124	2,384	5,121

Income from continuing operations	3,189	1,796	9,786	8,183
Income (loss) from discontinued operations, net of tax	—	(577)	(127)	188

Net income	$3,189	$1,219	$9,659	$8,371

Weighted average common shares outstanding - diluted	27,044	26,583	26,895	26,545

Net income per share - diluted:
Income from continuing operations	$0.12	$0.07	$0.36	$0.31
Income (loss) from discontinued operations	—	(0.02)	—	0.01

Net income	$0.12	$0.05	$0.36	$0.32

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	February 28, 2006	May 31, 2005
	(unaudited)

Cash and cash equivalents	$27,315	$11,358
Investment securities	34,748	24,212
Receivables, net	17,992	29,300
Inventories	20,864	32,419
Other current assets	5,286	7,154

Total current assets	106,205	104,443

Property and equipment, net	12,841	16,714
Other assets, net	4,866	7,109

	17,707	23,823

Total assets	$123,912	$128,266

Short-term debt	$245	$3,020
Other current liabilities	22,064	35,411

Total current liabilities	22,309	38,431

Deferred taxes	1,501	—

Stockholders’ equity	100,102	89,835

Total liabilities & stockholders’ equity	$123,912	$128,266

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